EXHIBIT 10.2

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                          ENVISION SOLAR INTERNATIONAL
                              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT (the "Agreement") is made effective as of January 10, 2013, (the "Effective Date") by and between, Envision Solar International with principal place of business located at 7675 Dagget, Suite 150, San Diego, CA 92111 (the "Client") and GreenCore Capital, LLC a Delaware Limited Liability Company with its primary office located at 600 W. Broadway, Suite 960 San Diego (the "Consultant"). The Client and the Consultant are also hereinafter referred to as the "Party" or "Parties".


     WHEREAS, Client is a supplier of integrated solar solutions as well as other renewable energy systems;

     WHEREAS, Client is desirous of expanding the market for its products via consumer purchase and lease opportunities offered through companies and organizations or other qualified customers;

     WHEREAS, Client is desirous of securing debt and/or equity financing from time to time to facilitate growth and project execution;

     WHEREAS, Consultant has relevant expertise, contacts and knowledge within the Capital Finance and Renewable Energy industries and is desirous of offering consulting services in furtherance of Client's market expansion goals upon the terms and conditions prescribed below;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Parties agree as follows:

1.   TERM AND SCOPE :

     1.1 This Agreement shall commence upon the Effective Date and shall remain in full force in effect for a first period, starting at signing and ending 31 Dec 2013 (the "Initial Term"). Upon expiration of the Initial Term, and provided that this Agreement has not been terminated pursuant to Section 8 or otherwise, the Initial Term will be automatically extended by successive periods of one (1) calendar year each, unless during the Initial Term or a successive term either Party provides to the other party written notice of non-renewal no less than fifteen (15) calendar days prior to the expiration of the Initial Term or successive term, as the case may be. The Initial Term and any subsequent renewals shall collectively be refereed to as the "Term".

     1.2 Subject to the terms and conditions of this Agreement, the Client hereby retains Consultant as a consultant, advisor and sales channel with respect to the sale, promotion and marketing of Client's products within the Field Of Use and to advise and consult on the most advantageous positioning of the Company and the creation of documents and materials to secure debt or equity financing at terms which are most beneficial to the Company, its projects and its shareholders (the "Services") and Consultant agrees, subject to the terms and conditions of this Agreement, to render such Services during the Term of this Agreement. For purposes of this Agreement, "Field Of Use" shall mean entities and service providers that are engaged in the commercial real estate industry, the automotive industry and the Renewable Energy industry in the United States as well as any other entities or providers to which the Parties mutually agree in writing. The Consultant shall at all times use its best efforts in providing such Services. The Consultant shall create and deliver any deliverables or work product associated with the Services in a format and at a time reasonably acceptable to the Client and consistent with the provision of the Services. The Consultant will work for the Client under the general direction of Desmond Wheatley or such other individual(s) or department(s) as may be designated by the Client from time to time.


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     1.3  Consultant  shall  provide  Client on a monthly  basis  with a list of those persons and/or entities that Consultant has approached and which have demonstrated a "Bona Fide Interest" in the Client's products or in providing debt or equity financing during such month and which the Client has approved in writing (each person or entity being a "Covered Customer" or "Covered Investor"). For purposes of this Agreement, "Bona Fide Interest" means interest which has resulted in active and
          ongoing   negotiations  with  such  potential   customer  or  investor
          regarding sales of Client's products or the placement of debt or equity financing. Consultant shall not approach, market or promote the Client or its products to persons and/or entities outside of the Field Of Use or otherwise perform Services under this Agreement with regard to any person and/or entity outside of the Field Of Use unless they have permission from Client (see 1.2).

     1.4 The Consultant shall regularly report to the Client regarding its efforts on Client's behalf.

     1.5 The Consultant shall provide all of its own equipment, tools, and office space necessary to perform the Services under this Agreement.

     1.6 Throughout the Term of this Agreement, the Consultant agrees to devote its best efforts to performing the Services with diligence and care on behalf of the Client. The Parties each individually represent and acknowledge that the performance of the Services under this Agreement does not conflict with any duties or obligations that such Party may have to any third party and does not violate any other agreement to which such Party is already a party. Each Party shall indemnify and hold harmless the other Party, its employees, directors, agents and assigns against any claims, liability, loss, cost, actions or demands (including without limitation reasonable attorney fees) arising out of or relating to any conflict or violation of any third-party agreement by such Party.

     1.7 The Parties each individually represent and warrant that any and all information, code, programs, processes, practices or techniques which such Party will describe, demonstrate, divulge, use, or in any other manner make known to the other Party during the performance of Services (collectively, the "Property") may be divulged and freely used by such divulging Party, without any obligation to, or violation of, any right of others, and without violation of any law or payment of any royalty.

     1.8 Throughout the Term of this Agreement, the Consultant and its directors, officers, representatives, agents and employees shall comply with all federal, state, local, foreign and/or international laws and regulations applicable to the Consultant's business and its performance of its obligations under this Agreement.


2.   RELATIONSHIP OF THE PARTIES:

     2.1 It is understood and agreed that Consultant will act under this Agreement as an independent contractor and that nothing in this Agreement or the nature of any services rendered in connection herewith shall be deemed to create an agency relationship between Consultant and the Client. Consultant has no authority to, and agrees not to, assume or create any obligation or liability, express or implied, on the Client's behalf, or to bind the Client in any manner or to anything whatsoever. The Consultant represents and warrants that it will not make any warranties or representations regarding the Client or its products except as expressly stated in this Agreement or as otherwise may be authorized in writing by Client from time to time.

     2.2 Payments made to Consultant hereunder may be subject to applicable federal, state, and local tax withholding laws. The Client makes no representations regarding the tax implications of the compensation provided for in this Agreement. The Client advises Consultant to consult with a tax professional and/or its attorney regarding such implications and the Consultant's responsibilities regarding fulfillment of its taxation obligations. Consultant specifically acknowledge and agrees that: (i) Consultant shall be liable for all taxes assessed by any federal, state, or local authorities with respect to the compensation provided herein; and (ii) that to the

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          extent required by law and/or otherwise reasonably deemed necessary by the Client, the Client is authorized to withhold such taxes from compensation due Consultant hereunder.

3.   COMPENSATION, INVOICING AND PAYMENT:

     3.1 For its Services rendered hereunder, Consultant shall receive compensation equal to five percent (5 %) of the total, or portion of the total " Sale Price" actually received by the Client from a Covered Customer, which is not an existing customer of the Company ("Existing Customer"), of any sale of product within the Field Of Use made by Client during the Term to a Covered Customer or otherwise made by Client as a direct result of Consultant's efforts hereunder during the Term. ("Base Compensation"). For purposes of this Agreement, "Sales Price " shall mean the dollar amount representing the invoiced amount that the customer pays to the client. Sales made to Existing Customers of the Company shall be compensated on a case by case basis and the final amount of the compensation shall be decided, after discussion with the Consultant, in the sole discretion of the Company. For the purposes of this agreement Existing Customer shall mean any customer, or affiliate or associate of that customer, with which the Company has an existing relationship or The Company can demonstrate that the sale has come about as a result of the Company's activities with the Existing Customer.


     3.2 Nothing in this Agreement shall obligate the Client to enter into any sale or transaction with any Covered Customer. The Client may refuse to conclude any agreement or transaction with or without good cause. No compensation of any kind will be payable to Consultant under this Agreement in the event that a sale or transaction is not consummated, for any reason whatsoever, including without limitation the fault or default of the Client.

     3.3 From time to time the Client may task the Consultant to perform certain business development activities and/or to advise and consult on the most advantageous positioning of the Company and/or the creation of documents and materials to aid in the securing debt or equity financing. In the event that the Client requests Services which are not compensated under the terms of section 3.1 of this agreement Consultant shall invoice, monthly, in arrears, Client, and Client shall pay to consultant, within thirty days of receiving the invoice, the sum of two hundred and fifty dollars ($250.00) for each hour the Consultant works in the furtherance of rendering such Services provided that Consultant shall not perform hourly Services without the prior written approval of the Client and in any event shall not invoice for more than 100 hours in any calendar month.

     3.4 Consultant shall invoice for and receive a payment of eight thousand dollars ($8000.00) for the first month commencing upon the execution of this agreement and five thousand dollars ($5000.00) for each month thereafter, in advance as a retainer against any hourly billings for Services, which are not compensated in accordance with section 3.1 of this agreement. Each invoice described in section 3.3 of this agreement shall include any retainer payments received for the period as a credit against the final invoice for that month.

     3.5 Consultant shall have the option to receive restricted Envision common shares for any outstanding invoice at a price in line with all state and federal security laws.

     3.6 The Client has the right to cease to pay the retainer during any period where hourly services are not anticipated.

4.   BENEFITS:

     The Consultant understands and agrees that as an independent contractor, the Consultant shall not be entitled to receive any benefit payments or participate in any benefit program offered by Client. Upon the effective date of this Agreement, the Consultant voluntarily waives any interest,

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     claim or  entitlement  to, or right to  participate  in, and  affirmatively elects not to enroll in or participate in, any retirement, pension, 401k, health care, or other benefit plan maintained by the Client. This waiver will remain in full force and effect regardless of findings by any governmental agency.

5.   CONFIDENTIALITY:

     Client and Consultant are parties to a certain Mutual Confidentiality Agreement (the "Confidentiality Agreement"). The terms and provisions of such Confidentiality Agreement are hereby incorporated by reference as if fully set forth herein. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Consultant will not publish, disclose to third parties, utilize for the Consultant's own benefit, or otherwise make use of any of the Client's (or Client's customers) trade secrets or other confidential information concerning the Client or its customers, except to the extent necessary to carry out the Consultant's obligations to the Client hereunder or with the prior written consent of the Client (and/or Client's customer, as applicable). For purposes of this Agreement, "Confidential Information" shall have the meaning prescribed in the Confidentiality Agreement and shall include, without limitation, any financial or accounting information regarding the business of the Client that has not been publicly reported or released, including information regarding revenues, anticipated revenues, expenses and costs, profit margins and cash flow, information regarding the Client's customers, the Client's business plans and strategies, forecasts and projections, pricing information, customer proposals and contracts, employee information and any other information developed, in the possession of or owned by the Client that the Client does not disclose publicly.

6.   INTELLECTUAL PROPERTY AND WORK PRODUCT:

     6.1 All work performed by the Consultant for the Client under this Agreement is in the nature of "work for hire". Consultant expressly agrees that all data, electronic or paper documents, models, programs, methods, inventions, innovations, reports or other work product of any kind and all works based upon, derived from, or incorporating the foregoing which have been, or will be, prepared by the Consultant within the scope of the consulting services provided hereunder, including any contribution (whether individual or collaborative) to such materials created by the Consultant in the course of providing the Services (collectively "Innovations") shall be deemed "works for hire" and shall be the shall be the sole and exclusive property of the Client. "Innovations" shall also include any work product incorporating, utilizing or based-upon any of the Client's confidential information. The Consultant hereby irrevocably assigns and/or agrees to irrevocably assign to the Client, its successors and assigns, any and all of its right, title and interest in and to any and all Innovations and to any copyright, trademark, patent applications or Letters Patent thereon developed for and during the performance of the Services for the Client. The Consultant agrees to execute whatever documents may be reasonably necessary at the Client's request, and without further compensation, in order to assign the rights in any such Innovations to the Client. Notwithstanding the foregoing and those confidentiality requirements set forth above, nothing in this clause shall affect the Consultant's rights to any data, electronic or paper documents, models, programs, methods, inventions, innovations, reports or other work product, independently developed by the Consultant while not engaged in or for the performance of the Services, whether during, before or after the term of this agreement.

     6.2 The Consultant agrees to promptly turn over to the Client, immediately upon the expiration or termination of this Agreement, all notes, reports, data and other work product containing Confidential Information of the Client or the Client's customers and/or produced in connection with any work performed under this Agreement (and all copies thereof), whether in paper or electronic form that the Consultant has in its possession upon the written request of the Client. Following termination or expiration of this Agreement, Consultant shall neither make nor retain any copies (whether in paper, electronic or other format) of any property or work product belonging to the Client or containing Confidential Information relating to the Client or Client's customers What was each Party's Property and Contacts before this Agreement remains their Property and Contacts

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          after this  Agreement.  Any Property and  Contacts  jointly  developed during the course of this Agreement remains joint Property and Contacts afterwards.

7.   NON-SOLICITATION, NON-DEFAMATION:

     The Parties agree that while this Agreement is in effect and for a period of two years thereafter, each Party will not for itself or any third party, directly or indirectly divert or attempt to divert from the other Party (or any affiliate of it that might be formed) any business of any kind in which the other Party is engaged including, without limitation, the solicitation of or interference with any of its customers, clients or vendors Contractor or Employee to terminate its business relationship with the other Party. During the term of this Agreement and for one (1) year thereafter, The Parties will not encourage or solicit any employee, independent contractor or contractor of the other Party (or any of its affiliates) to leave that Party for any reason. The Parties agree that they will not make or disseminate any defamatory comments or communications about the other Party.

8.   TERMINATION:

     8.1 The Parties may terminate this Agreement at any time for any reason or no reason upon thirty (30) calendar days written notice to the other Party.

     8.2 In the event of termination, neither Party shall be discharged for any antecedent obligations or liabilities to the other Party under this Agreement, unless otherwise agreed in writing. On and after termination or expiration of this Agreement, whether pursuant to the provisions of this Section 8.2, Section 1.1 or otherwise, Consultant shall immediately cease performance of all Services and inform Client of any and all contacts and/or leads that Consultant was pursuing at the time of termination or expiration.

     8.3 In the event of termination, the Client shall owe the Consultant their appropriate compensation through the conclusion of all work-in-progress transactions which shall include any transactions which are entered into by the Client during the Term and for a period of six (6) months from the date of termination of this Agreement to a Covered Customer or Covered Investor or otherwise made by Client as a direct result of Consultant's efforts hereunder during the Term.


9.   GENERAL PROVISIONS:

     9.1 This Agreement shall be governed by the laws of the State of California without regard to conflicts of laws principles. Each party irrevocably consents to the personal jurisdiction of federal and state courts located in Los Angeles, California, as applicable, for any matter arising out of or relating to this Agreement. No provision in this Agreement is to be interpreted against such party because that party drafted such provision. In the event of any action or proceeding arising out of the subject matter hereof, the prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

     9.2 If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (b) the legality, validity enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

     9.3 The parties acknowledge and agree that the performance of the Services hereunder by the Consultant constitutes personal services that may not be assigned or delegated to a third party without the written consent of the Client. The Consultant shall not subcontract or assign the performance of any portion of the Services without the Client's prior written consent. Any purported subcontract or agreement not approved

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          by the Client shall be void.  The  Consultant  hereby  agrees that the
          Client may assign this Agreement to its designated representatives or affiliates.

     9.4 Waiver by the Parties of any default hereunder shall not be deemed a waiver of any other default. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and signed by the authorized representative of each party.

     9.5 The Parties acknowledge that because of the unique nature of any Innovations and the confidential information that may be revealed during the performance of the Services under this Agreement, the other Party would suffer irreparable harm if the non-complying Party failed to comply with any of its obligations under Sections 5 through 7 of this Agreement, and monetary damages would be inadequate to fully compensate The harmed Party. The Parties shall, in addition to any other remedies available at law or in equity, be entitled to injunctive relief to enforce the terms of Sections 5 through 7 of this Agreement.

     9.6 This Agreement, together with all Exhibits and other documents attached hereto, constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior or contemporaneous oral or written agreements concerning the subject matter hereof.

     9.7 All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, email or facsimile, addressed as set forth below each Party's signature or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) if given by email, upon receipt by the sending party of an email from the receiving party confirming receipt

     9.8 This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by electronic transmission.

NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO INDUCE EITHER PARY TO SIGN THIS AGREEMENT. THE PARTIES SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

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IN WITNESS WHEREOF the parties hereto execute the Agreement on the date and year written below.


"CONSULTANT"                                      "CLIENT"
GREENCORE CAPITAL PARTNERS, LLC                   ENVISION SOLAR INTERNATIONAL
600 WEST BROADWAY, SUITE 960                      7675 DAGGET, SUITE 150
SAN DIEGO, CA. 92101                              SAN DIEGO, CA  92111
                                                  858 799 5483



BY: /s/ Jay Potter                                BY: /s/ Desmond Wheatley
-----------------------------------               ----------------------------
Title : CEO                                       Title: President
Date:  01/10/13                                   Date: 01/10/13






























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